Free Writing Prospectus, dated July 21, 2026

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated July 2, 2026

Registration Statement Nos. 333-296325 and 333-296325-01

SCE Recovery Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$1,953,948,000 Senior Secured Recovery Bonds, Series 2026-A (the “Bonds”)

Issuing Entity:	SCE Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Southern California Edison Company (“SCE”)

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	RBC Capital Markets, LLC Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Co-Manager:	Guggenheim Securities, LLC

Co-Managers:	Academy Securities, Inc. AmeriVet Securities, Inc. Mischler Financial Group, Inc. Ramirez & Co., Inc. R. Seelaus & Co., LLC Siebert Williams Shank & Co., LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Interest Payment Dates(2):	June 15 and December 15, commencing June 15, 2027

Closing Date / Settlement Date:	July 28, 2026(3)

Initial Fixed Recovery Charge as Percentage of Customer’s Bill:

While the initial fixed recovery charge will vary based on the FRC consumer class, the initial fixed recovery charge is expected to represent approximately 0.7% of the total bill, as of June 1, 2026, received by a 500 kWh residential customer of SCE.

The estimated aggregate initial fixed recovery charge for (1) the Bonds offered hereby and (2) the Prior Recovery Bonds outstanding is expected to represent approximately 1.8% of the total electric bill, as of June 1, 2026, received by a 500 kWh residential consumer of SCE.

Applicable Time:	4:59 P.M. (Eastern time) on July 21, 2026

Proceeds:	The total initial price to the public is $1,953,846,836. The total amount of the underwriting discounts and commissions is $7,034,213. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $6,512,583) is $1,946,812,623.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.
(3)

The Issuing Entity expects to deliver the Bonds against payment for the Bonds on or about July 28, 2026, which will be the fifth business day following the date of pricing of the Bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade Bonds on the date of pricing or the succeeding three business days will be required, by virtue of the fact that the Bonds initially will settle in T + 5, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)	CUSIP	ISIN
A-1	$600,000,000	10.09	12/15/2043	12/15/2045	5.388%	99.99779%	0.36%	$597,826,740	78433LAM8	US78433LAM81
A-2	$645,000,000	22.38	12/15/2052	12/15/2054	6.036%	99.99079%	0.36%	$642,618,596	78433LAN6	US78433LAN64
A-3	$708,948,000	30.07	6/15/2059	6/15/2061	6.093%	99.99598%	0.36%	$706,367,287	78433LAP1	US78433LAP13

(1)

Interest on the Bonds will accrue from July 28, 2026. If the Bonds are delivered to a purchaser after July 28, 2026 such purchaser will pay accrued interest from July 28, 2026 up to, but not including, the date the Bonds are delivered to the purchaser.

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A-1	Tranche A-2	Tranche A-3
6/15/2027	$16,000,000	$0	$0
12/15/2027	$11,726,251	$0	$0
6/15/2028	$12,029,374	$0	$0
12/15/2028	$12,340,334	$0	$0
6/15/2029	$12,659,331	$0	$0
12/15/2029	$12,986,575	$0	$0
6/15/2030	$13,322,278	$0	$0
12/15/2030	$13,666,659	$0	$0
6/15/2031	$14,019,942	$0	$0
12/15/2031	$14,382,358	$0	$0
6/15/2032	$14,754,142	$0	$0
12/15/2032	$15,135,536	$0	$0
6/15/2033	$15,526,790	$0	$0
12/15/2033	$15,928,157	$0	$0
6/15/2034	$16,339,900	$0	$0
12/15/2034	$16,762,286	$0	$0
6/15/2035	$17,195,592	$0	$0
12/15/2035	$17,640,098	$0	$0
6/15/2036	$18,096,094	$0	$0
12/15/2036	$18,563,878	$0	$0
6/15/2037	$19,043,754	$0	$0
12/15/2037	$19,536,035	$0	$0
6/15/2038	$20,041,042	$0	$0
12/15/2038	$20,559,103	$0	$0
6/15/2039	$21,090,556	$0	$0
12/15/2039	$21,635,747	$0	$0
6/15/2040	$22,195,031	$0	$0
12/15/2040	$22,768,772	$0	$0
6/15/2041	$23,357,345	$0	$0
12/15/2041	$23,961,132	$0	$0
6/15/2042	$24,580,528	$0	$0
12/15/2042	$25,215,934	$0	$0
6/15/2043	$25,867,766	$0	$0
12/15/2043	$11,071,680	$15,464,768	$0
6/15/2044	$0	$27,268,036	$0
12/15/2044	$0	$28,053,356	$0
6/15/2045	$0	$28,861,292	$0
12/15/2045	$0	$29,692,497	$0
6/15/2046	$0	$30,547,641	$0
12/15/2046	$0	$31,427,413	$0
6/15/2047	$0	$32,332,523	$0
12/15/2047	$0	$33,263,700	$0
6/15/2048	$0	$34,221,694	$0
12/15/2048	$0	$35,207,279	$0
6/15/2049	$0	$36,221,249	$0
12/15/2049	$0	$37,264,421	$0
6/15/2050	$0	$38,337,636	$0
12/15/2050	$0	$39,441,760	$0
6/15/2051	$0	$40,577,682	$0
12/15/2051	$0	$41,746,320	$0
6/15/2052	$0	$42,948,614	$0
12/15/2052	$0	$42,122,119	$2,063,415
6/15/2053	$0	$0	$45,459,109
12/15/2053	$0	$0	$46,791,061
6/15/2054	$0	$0	$48,162,039
12/15/2054	$0	$0	$49,573,187
6/15/2055	$0	$0	$51,025,681
12/15/2055	$0	$0	$52,520,733
6/15/2056	$0	$0	$54,059,591
12/15/2056	$0	$0	$55,643,537
6/15/2057	$0	$0	$57,273,893
12/15/2057	$0	$0	$58,952,018
6/15/2058	$0	$0	$60,679,312
12/15/2058	$0	$0	$62,457,216
6/15/2059	$0	$0	$64,287,208
Total Payments	$600,000,000	$645,000,000	$708,948,000

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi-Annual Payment Date	Tranche A-1	Tranche A-2	Tranche A-3
Closing Date	$600,000,000	$645,000,000	$708,948,000
6/15/2027	$584,000,000	$645,000,000	$708,948,000
12/15/2027	$572,273,749	$645,000,000	$708,948,000
6/15/2028	$560,244,375	$645,000,000	$708,948,000
12/15/2028	$547,904,041	$645,000,000	$708,948,000
6/15/2029	$535,244,710	$645,000,000	$708,948,000
12/15/2029	$522,258,135	$645,000,000	$708,948,000
6/15/2030	$508,935,857	$645,000,000	$708,948,000
12/15/2030	$495,269,198	$645,000,000	$708,948,000
6/15/2031	$481,249,256	$645,000,000	$708,948,000
12/15/2031	$466,866,898	$645,000,000	$708,948,000
6/15/2032	$452,112,756	$645,000,000	$708,948,000
12/15/2032	$436,977,220	$645,000,000	$708,948,000
6/15/2033	$421,450,430	$645,000,000	$708,948,000
12/15/2033	$405,522,273	$645,000,000	$708,948,000
6/15/2034	$389,182,373	$645,000,000	$708,948,000
12/15/2034	$372,420,087	$645,000,000	$708,948,000
6/15/2035	$355,224,495	$645,000,000	$708,948,000
12/15/2035	$337,584,397	$645,000,000	$708,948,000
6/15/2036	$319,488,303	$645,000,000	$708,948,000
12/15/2036	$300,924,425	$645,000,000	$708,948,000
6/15/2037	$281,880,671	$645,000,000	$708,948,000
12/15/2037	$262,344,636	$645,000,000	$708,948,000
6/15/2038	$242,303,594	$645,000,000	$708,948,000
12/15/2038	$221,744,491	$645,000,000	$708,948,000
6/15/2039	$200,653,935	$645,000,000	$708,948,000
12/15/2039	$179,018,188	$645,000,000	$708,948,000
6/15/2040	$156,823,157	$645,000,000	$708,948,000
12/15/2040	$134,054,385	$645,000,000	$708,948,000
6/15/2041	$110,697,040	$645,000,000	$708,948,000
12/15/2041	$86,735,908	$645,000,000	$708,948,000
6/15/2042	$62,155,380	$645,000,000	$708,948,000
12/15/2042	$36,939,446	$645,000,000	$708,948,000
6/15/2043	$11,071,680	$645,000,000	$708,948,000
12/15/2043	$0	$629,535,232	$708,948,000
6/15/2044	$0	$602,267,196	$708,948,000
12/15/2044	$0	$574,213,840	$708,948,000
6/15/2045	$0	$545,352,548	$708,948,000
12/15/2045	$0	$515,660,051	$708,948,000
6/15/2046	$0	$485,112,410	$708,948,000
12/15/2046	$0	$453,684,997	$708,948,000
6/15/2047	$0	$421,352,474	$708,948,000
12/15/2047	$0	$388,088,774	$708,948,000
6/15/2048	$0	$353,867,080	$708,948,000
12/15/2048	$0	$318,659,801	$708,948,000
6/15/2049	$0	$282,438,552	$708,948,000
12/15/2049	$0	$245,174,131	$708,948,000
6/15/2050	$0	$206,836,495	$708,948,000
12/15/2050	$0	$167,394,735	$708,948,000
6/15/2051	$0	$126,817,053	$708,948,000
12/15/2051	$0	$85,070,733	$708,948,000
6/15/2052	$0	$42,122,119	$708,948,000
12/15/2052	$0	$0	$706,884,585
6/15/2053	$0	$0	$661,425,476
12/15/2053	$0	$0	$614,634,415
6/15/2054	$0	$0	$566,472,376
12/15/2054	$0	$0	$516,899,189
6/15/2055	$0	$0	$465,873,508
12/15/2055	$0	$0	$413,352,775
6/15/2056	$0	$0	$359,293,184
12/15/2056	$0	$0	$303,649,647
6/15/2057	$0	$0	$246,375,754
12/15/2057	$0	$0	$187,423,736
6/15/2058	$0	$0	$126,744,424
12/15/2058	$0	$0	$64,287,208
6/15/2059	$0	$0	$0

Subject to the terms and conditions in the underwriting agreement among us, SCE and the underwriters, for whom RBC Capital Markets, LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the Bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
RBC Capital Markets, LLC	$196,200,000	$210,915,000	$231,826,000
Barclays Capital Inc.	$94,600,000	$101,695,000	$111,777,000
Citigroup Global Markets Inc.	$94,600,000	$101,695,000	$111,777,000
J.P. Morgan Securities LLC	$94,600,000	$101,695,000	$111,777,000
Guggenheim Securities, LLC	$30,000,000	$32,250,000	$35,447,000
Academy Securities, Inc.	$15,000,000	$16,125,000	$17,724,000
AmeriVet Securities, Inc.	$15,000,000	$16,125,000	$17,724,000
Mischler Financial Group, Inc.	$15,000,000	$16,125,000	$17,724,000
Ramirez & Co., Inc.	$15,000,000	$16,125,000	$17,724,000
R. Seelaus & Co., LLC	$15,000,000	$16,125,000	$17,724,000
Siebert Williams Shank & Co., LLC	$15,000,000	$16,125,000	$17,724,000
Total	$600,000,000	$645,000,000	$708,948,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.216%	0.108%
Tranche A-2	0.216%	0.108%
Tranche A-3	0.216%	0.108%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (0.99 Standard Deviations from Mean)		-15% (2.79 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days) (1)	WAL (yrs)	Change (days) (1)
A-1	10.09	10.09	0	10.10	2
A-2	22.38	22.38	0	22.38	0
A-3	30.07	30.07	0	30.07	0

(1)	Number is rounded to whole days.

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (0.99 standard deviations from mean) or 15% (2.79 standard deviations from mean), (ii) the servicer makes timely and accurate filings to true-up the fixed recovery charges annually, (iii) customer write-off rates are held constant at 2.24% for all FRC consumer classes, (iv) customers remit all fixed recovery charges 19 days after such charges are billed, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the Bonds, (vii) a permanent loss of all customers has not occurred, and (viii) the issuance date of the Bonds is July 28, 2026. There can be no assurance that the weighted average lives of the Bonds will be as shown.

Southern California Edison Company (“SCE”) and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SCE and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and SCE and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, SCE, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829 or by e-mail at syndicateops2@rbc.com, Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, or J.P. Morgan Securities LLC toll-free at 1-800-408-1016.